EXHIBIT 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of iCoreConnect, Inc. on Form S-8 of our report dated April 18, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the financial statements of iCoreConnect, Inc. as of December 31, 2023 and 2022 and for each of the two years ended December 31, 2023, which is part of this Registration Statement.

Marcum LLP

New York, NY

August 16, 2024

Marcum LLP / 730 Third Avenue / 11th Floor / New York, NY 10017 / Phone 212.485.5500 / marcumllp.com